February 2008 Pricing Sheet dated February 13, 2008 relating to Preliminary Terms No. 520 dated February 13, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

S T R U C T U R E D  I N V E S T M E N T S

Senior Floating Rate Notes due March 3, 2028
3-Month USD LIBOR Range Accrual Notes
PRICING TERMS– FEBRUARY 13, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,700,000.
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	February 13, 2008
Original issue date:	March 3, 2008 (12 business days after the pricing date)
Maturity date:	March 3, 2028
Interest Accrual Date:	March 3, 2008
Principal protection:	100%
Interest:
Original issue date to but excluding the maturity date: (x) 10% per annum times (y) N/ACT; where
“N” = the total number of calendar days in the applicable interest payment period on which the reference rate is within the applicable reference rate range  (“accrual days”); and
“ACT” = the total number of calendar days in the applicable interest payment period.

Interest payment period:	Quarterly
Interest payment dates:
Each March 3, June 3, September 3 and December 3, beginning June 3, 2008; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day-count convention:	Actual/Actual
Redemption percentage at maturity / redemption date:	100%
Redemption:
Beginning March 3, 2011, we have the right to redeem all of these notes on any interest payment date and pay to you 100% of the stated principal amount of the notes plus accrued and unpaid interest to but excluding the date of such redemption.  If we decide to redeem the notes, we will give you notice at least 5 business days before the redemption date specified in the notice.

Redemption dates:	March 3, 2011, and on each interest payment date thereafter.
Reference rate:	3-Month USD LIBOR-BBA. Please see “Additional Provisions – Reference rate” in the accompanying preliminary terms.
Reference rate range:
From the original issue date to but excluding March 3, 2009:  Greater than 0% and less than or equal to 4.95%
From March 3, 2009 to but excluding March 3, 2023: Greater than 0% and less than or equal to 5.90%
From March 3, 2023 to but excluding the maturity date: Greater than 0% and less than or equal to 6.40%

Specified currency:	U.S. dollars
CUSIP:	61745EUX7
Book-entry or certificated note:	Book-entry
Business day:	New York
Interest payment period end dates:	Unadjusted
Agent: Morgan Stanley & Co. Incorporated	Calculation agent: Morgan Stanley Capital Services Inc.	Trustee: The Bank of New York
Commissions and Issue Price:	Price to public(1)	Agent’s commissions(1) (2)	Proceeds to company
Per Note	100%	2%	98%
Total	$5,700,000	$114,000	$5,586,000
(1)
The notes will be issued at $1,000 per note and the agent’s commissions will be $20 per note; provided that the price to public and the agent’s commissions for the purchase by any single investor of $500,000 or more principal amount of notes will be $990 per note and $10 per note, respectively.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 520 dated February 13, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007	Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the  offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.